Exhibit 10.1
AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT
BY AND BETWEEN
THOMAS J. CRAWFORD
AND
STEWART ENTERPRISES, INC.
     THIS AMENDMENT to the employment agreement effective as of February 20, 2007 (the “Employment Agreement”) by and between Stewart Enterprises, Inc., a Louisiana corporation (“SEI”), and Thomas J. Crawford (“Employee”) is executed effective as of May 1, 2008.
     WHEREAS, SEI and Employee entered into the Employment Agreement, which contains certain provisions pertaining to the issuance of stock options to Employee;
     WHEREAS, SEI maintains the Amended and Restated 1995 Incentive Compensation Plan and the 2000 Incentive Compensation Plan under which the Compensation Committee of the Board of Directors of SEI has granted options to purchase shares of SEI’s Class A common stock, no par value per share to Employee;
     WHEREAS, SEI and Employee have amended that certain Stock Option Agreement for the Grant of Non-Qualified Stock Options Under the Stewart Enterprises, Inc. Amended and Restated 1995 Incentive Compensation Plan by and between SEI and Employee, such amendment effective as of May 1, 2008 and that certain Stock Option Agreement for the Grant of Non-Qualified Stock Options Under the Stewart Enterprises, Inc. 2000 Incentive Compensation Plan by and between SEI and Employee, such amendment effective as of May 1, 2008 (collectively, the “Amended Stock Option Agreements”); and
     WHEREAS, SEI wishes to conform the terms of the Employment Agreement to those contained in the Amended Stock Option Agreements.
     NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:
     Amendment to Section 3.2(d)
     Section 3.2(d) of the Employment Agreement is hereby amended to read in its entirety as follows:
     (d) If Employee’s employment is terminated, options may be exercised, but only to the extent exercisable at the time of termination, within the periods specified below, but no later than March 31, 2014:
     (i) In the event of
     (A) death,

     (B) disability within the meaning of Section 22(e)(3) of the Code,
     (C) retirement on or after reaching age 65,
     (D) early retirement with the approval of the Board of Directors or
     (E) any termination, other than termination for “cause,” after Employee has completed 15 or more continuous years of full-time service with the Company, options must be exercised within one year following termination of employment, after which time options shall terminate.
     (ii) In the event of termination for any other reason, options may be exercised, but only to the extent exercisable at the time of termination, within 30 days following termination of employment, after which time options shall terminate.
Any options not yet exercisable at the time of termination of employment shall terminate immediately upon termination of employment.
     Addition of Section 3.2(e)
     A new Section 3.2(e) is hereby added to the Employment Agreement and shall read in its entirety as follows:
     (e) For purposes of Section 3.2(d) only, the term “cause” shall mean (a) Employee’s breach of any written employment agreement between Employee and SEI or a subsidiary or (b) the willful engaging by Employee in gross conduct injurious to SEI or the subsidiary that employs Employee, which in either case is not remedied within 10 days after SEI or the employing subsidiary provides written notice to Employee of such breach or willful misconduct.
[Signature Page Follows]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STEWART ENTERPRISES, INC.
By:	/S/ JAMES W. MCFARLAND
James W. McFarland,
Chairman of the Compensation Committee of the Board of Directors

/S/ THOMAS J. CRAWFORD
Thomas J. Crawford
Employee

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